Exhibit 99.1

STW Resources Initiates A 1 For 6 Reverse Stock Split

SOURCE: STW Resources Holding Corp.

MIDLAND, Texas, Nov. 7, 2014 /PRNewswire/ -- STW Resources Holding Corp. (OTC QB: STWS) announces a 1 for 6 reverse stock split effective today. The company's common shares will trade with a qualifier on the end of the symbol for 20 business days; the temporary symbol will be STWSD.

Effectuating this split is the first step in STW's plan to up-list to a national exchange in 2015. Simultaneously in the 3rd and 4th quarters of 2014 the company is working to reduce debt and continue growth. STW continues executing the up-listing plan through the Fort Stockton drilling program to capture reserves adding to the shareholders equity value.

About STW Resources Holding Corp.

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STW Resources Holdings Corp. consults and provides customized water analysis, reclamation and remediation services to a variety of complex oil and gas produced and flowback water, brackish water, industrial, and municipal applications throughout several geographic locations. As an independent solutions provider, STW utilizes proven technologies, from various well-known manufacturers, including Salttech, a Zero Liquid Discharge (ZLD) technology that is environmentally and economically feasible to use. ENVIRONMENTAL: If placed inline with a Seawater RO System or used with a geothermal operation, there will be no potentially environmentally sensitive concentrated brine reject discharged into the local waterways since the system is Zero Liquid Discharge and 93-97%+ of the fresh water is recovered in the process. The waste stream is salt crystals and minerals.

These technologies are available as fixed or mobile units with varying capabilities. STW's process ensures that the most effective and efficient technologies are implemented. Current potential project locations include the Gulf Coast of Texas, Eagle Ford Shale (TX), the west Texas Delaware and Permian Basins (TX), and eastern New Mexico. STW Energy, a subsidiary of STW Resources Holding Corp, offers a turnkey rig washing service. STW services include roustabout services for several major oil and gas producers too. STW's Pipeline Maintenance & Construction division aids oil & gas companies in connecting new wells so the oil & gas can be sold to market and helps maintain the integrity of their existing pipeline infrastructure.

www.stwresources.com

Forward-Looking Statements

This news release contains forward-looking statements about our business, or financial condition and prospects that reflect our assumptions and beliefs based on information currently available. We can give no assurance that the expectations indicated by such forward-looking statements will be realized. There may be other risks and circumstances that we are unable to predict. When used in this news release, words such as "believes," "expects," "intends," "plans," "anticipates," "estimates" and similar expressions are intended to identify forward-looking statements, although there may be certain forward-looking statements not accompanied by such expressions. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including risks discussed in the company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.